Exhibit 10.1

Second Amendment to

Second Amended and Restated Employment Agreement

This Second Amendment (this “Amendment”) is effective as of the 3rd day of February, 2016, between R. Stephen Stagner, an individual (“Executive”), Mattress Holding Corp., a Delaware corporation (“MHC”), and Mattress Firm Holding Corp., a Delaware corporation (“MFRM”).

WHEREAS, Executive, MHC and MFRM are parties to that certain Second Amended and Restated Employment Agreement dated September 14, 2011, as amended by that certain First Amendment effective January 29, 2014 (as so amended, the “Agreement”); and

WHEREAS, the parties desire to make certain amendments to the Agreement as set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants and promises of the parties set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.              Amendments.  The Agreement is hereby amended as follows:

a.              The first sentence of Section 2 of the Agreement is hereby amended and restated in its entirety as follows:

“During the Term (as defined below), the Executive shall serve as Chief Executive Officer of the Company and shall report to and be subject to the direction and control of MFHC’s Board of Directors (the “Board”), and, in such capacity, shall oversee and direct the operations of the Company and perform such duties and have such authority over the affairs and business of the Company as are consistent with the responsibilities and authority of a Chief Executive Officer.”

b.              Section 5(a) of the Agreement is hereby amended and restated in its entirety as follows:

“(a)  Base Salary.  Effective for payroll periods beginning on or after the effective date of this Agreement, during the remainder of the Term the Company shall pay the Executive a base salary of $750,000 per year (the “Base Salary”), payable not less frequently than semi-monthly in accordance with the payroll policies of the Company for senior executives as from time to time in effect (the “Payroll Policies”), less such amounts as may be required to be withheld by applicable federal, state and local law and regulations. Commencing February 1, 2012 and on each subsequent February 1 during the Term, the Base Salary shall be increased to an amount at least equal to the product of the Initial Base Salary times the quotient of the United States Bureau of Labor Statistics Revised Consumer Price Index, All Items Figures for Urban Wage Earners and Clerical Workers (1982-84 = 100) (hereinafter, the “CPI-W”) for the most recent month for which the CPI-W is available, divided by 214.750, the CPI-W for November 2010; provided, however, that a decline in the CPI-W shall not result in a reduction of the Executive’s Base Salary.”

Second Amendment to Stagner Employment Agreement

2.              No Other Modifications.  Except as expressly modified by this Amendment, the terms and provisions set forth in the Agreement remain in full force and effect.

3.              Governing Law.  This Amendment shall be governed by the laws of the State of Delaware without giving effect to the conflicts of laws principles thereof.

4.              Counterparts.  This Amendment may be in executed in counterparts, each of which is deemed an original, but all of which together shall constitute one and the same agreement. This Amendment may be executed or delivered by electronic or facsimile means, and electronic or facsimile copies of executed signature pages shall be binding as originals.

IN WITNESS WHEREOF, the parties have duly executed this Amendment as of the date first set forth above.

Mattress Holding Corp.

By:	/s/ Alex Weiss
Name:	Alex Weiss
Title:	Vice President and Treasurer

Mattress Firm Holding Corp.

By:	/s/ Alex Weiss
Name:	Alex Weiss
Title:	CFO

/s/ R. Stephen Stagner
R. Stephen Stagner

Second Amendment to Stagner Employment Agreement